EXHIBIT 10.1

Private and Confidential

Carys Damon

12 August 2026

Dear Carys,

CHANGES TO YOUR EMPLOYMENT CONTRACT

I refer to your employment contract dated August 3, 2021 (“Employment Contract”) and the first amendment of March 13, 2024 (“First Amendment Agreement”), copies of which are attached.

It has been agreed that your role as Board Secretary will continue through to September 7, 2026 (“Effective Date”) whereafter you will remain employed and your role will revert to Executive Vice President, General Counsel and Board Secretary.

As of the Effective Date, the terms as set out in the First Amendment Agreement will cease to apply in all respects and the terms of your Employment Contract will revert to being in full force and effect, except that, Clause 5(a) of your Employment Contract will be amended such that your salary will be paid in GBP and at the current rate of £320, 000 per annum (subject to deductions as required by law).

Yours sincerely,

For and on behalf of Inspired Gaming (UK Limited)

I have read and agree to the above terms and conditions.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Inspired Gaming (UK) Limited by a director in the presence of a witness:	Signature	/s/ Brooks Pierce

	Name (block capitals)	BROOKS PIERCE
Director

Executed as a deed by Carys Damon in the presence of a witness:	Signature	/s/ Carys Damon

Witness signature	/s/ Alex Damon

Witness name	Alex Damon
(block capitals)

Witness address	[Redacted]